Exhibit 99.1

Keysight Technologies CEO, Ron Nersesian, Appointed Chairman of the Board of Directors

SANTA ROSA, Calif., Nov. 1, 2019 - Keysight Technologies, Inc. (NYSE: KEYS), a leading technology company that helps enterprises, service providers and governments accelerate innovation to connect and secure the world, announced today that Ron Nersesian, president and chief executive officer, has been appointed chairman of the company’s Board of Directors, effective immediately.
Nersesian has served as president and chief executive officer since Keysight launched as an independent public company in 2014 after being spun out of Agilent Technologies. Under Nersesian, Keysight has created strong value for shareholders, customers and employees.
“The Keysight board unanimously elected Ron chairman,” said Paul Clark, the former chairman of Keysight’s Board of Directors. “This expanded role recognizes Keysight’s strong performance over the last five years. Under Ron’s leadership, Keysight has delivered significant returns for stockholders with revenue and profit growth, built a portfolio of differentiated, market-leading solutions for customers and created opportunities for employees to grow and contribute.”
With Nersesian’s appointment, Clark will assume the role of lead independent director. As lead independent director, Clark’s responsibilities will include setting the agenda for Board of Directors meetings with Nersesian, liaising between the chairman and independent directors, presiding over meetings of independent directors, and advising on shareholder engagement and governance.
“I want to thank Paul for his leadership as Chairman of the Board over the last five years,” said Nersesian. “Paul’s support has been invaluable, and I look forward to continuing to work with him and the rest of the Board to create further value for Keysight’s stakeholders.”

About Keysight Technologies
Keysight Technologies, Inc. (NYSE: KEYS) is a leading technology company that helps enterprises, service providers, and governments accelerate innovation to connect and secure the world. Keysight's solutions optimize networks and bring electronic products to market faster and at a lower cost with offerings from design simulation, to prototype validation, to manufacturing test, to optimization in networks and cloud environments. Customers span the worldwide communications ecosystem, aerospace and defense, automotive, energy, semiconductor and general electronics end markets. Keysight generated revenues of $3.9B in fiscal year 2018. More information is available at www.keysight.com.

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EDITORIAL CONTACT: Denise Idone, Worldwide +1 516 659 7049 denise.idone@keysight.com	INVESTOR CONTACT: Jason Kary +1 707 577 6916 jason.kary@keysight.com